Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Legend Biotech Corporation for the registration of 8,834,742 ordinary shares represented by up to 4,417,371 American Depository Shares and to the incorporation by reference therein of our reports dated March 29, 2023, with respect to the consolidated financial statements of Legend Biotech Corporation, and the effectiveness of internal control over financial reporting of Legend Biotech Corporation included in its Annual Report (Form 20-F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

May 26, 2023